Exhibit 5.1

 Brewer & Pritchard                             Three Riverway, 18th Floor
                                                      Houston, Texas 77056
                                                       Tel: (713) 209-2950
 A PROFESSIONAL CORPORATION                            Fax: (713) 659-5302
 ATTORNEYS & COUNSELORS                             Website: www.BPLaw.com


                                         April 30, 2004

Board of Directors
Eagle Broadband, Inc.
101 Courageous Drive
League City, Texas 77573

         Re:      Registration on Form S-3

Gentlemen:

        We have acted as counsel to Eagle Broadband, Inc., a Texas corporation (the "Company"), in connection with the preparation of a registration statement filed with the Securities and Exchange Commission on Form S-3 ("Registration Statement") relating to the resale of 15,952,438 shares (the "Shares") of the Company's common stock, par value $0.001 per share, as described in the Registration Statement.

        We have examined such records and documents and have made such examination of laws as we considered necessary to form a basis for the opinion set forth herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies thereof.

        In this connection, we have examined originals or copies identified to our satisfaction of such documents, corporate and other records, certificates, and other papers as we deemed necessary to examine for purposes of this opinion, including but not limited to the Plan, the Articles of Incorporation of the Company, the Bylaws of the Company, resolutions of the Board of Directors of the Company, a copy of the debt agreement, the stock purchase warrants the underlying shares of which are being registered in the Registration Statement, and a certificate executed by the CEO, CFO and Chairman of the Board dated the date hereof.

        Based solely upon a review of the documents described in paragraph 2 and 3 above, we are of the opinion that of the 15,952,438 Shares, the resale of which is being registered hereby, (i) 15,702,438 shares of common stock are validly issued, fully paid and non-assessable, and (ii) 250,000 shares of common stock issuable upon the exercise of warrants, when issued and delivered by the Company in accordance with the terms of such warrants, will be validly issued, fully paid and nonassessable.

        We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus that is part of the Registration Statement. This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.


                                       Very truly yours,

                                       /s/ Brewer & Pritchard, P.C.
                                       BREWER & PRITCHARD, P.C.